SCHOLASTIC REPORTS FISCAL 2022 THIRD QUARTER RESULTS

$67M Increased Revenues Reflect Strength of Book Fairs and Education Solutions
$21M Increase in Operating Cash Flows

Expecting Q4 to Be Led By Peak Selling Season for Education Solutions and Fair Count Continuing at 70% of Pre-Pandemic Levels

New York – March 17, 2022 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal third quarter ended February 28, 2022. The Company recorded a 24% increase in third quarter revenues, a seasonally lower revenue period in which it typically records an operating loss.

Fiscal Third Quarter 2022 Review

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenues	$344.5	$277.5	$67.0	24%

Operating income (loss)	$(19.5)	$(24.2)	$4.7	19%
One-time items	2.8	12.3
Operating income (loss), ex. one-time items*	$(16.7)	$(11.9)	$(4.8)	(40)%
* Please refer to the non-GAAP financial tables attached

Company Commentary

Peter Warwick, President and Chief Executive Officer, said, “Strong demand for our products resulted in a 24% increase in revenues in the third quarter with the biggest impact coming from higher than expected revenue per fair from book fairs, where fair count continues to approximate 70% of pre-pandemic levels. As parents and teachers around the world seek to close the learning gaps created by the disruption of in-person learning, demand for our proven educational products is getting stronger. Whether it’s from our core Trade backlist titles, GraphixTM series, engaging educational materials or the exciting way we deliver book fairs to schools, our loyal customers are turning to Scholastic to reinforce the love of reading in children."

“We are looking forward to a strong and successful fourth quarter which will include the spring book fair season for U.S. schools and the start of the peak selling season for Education Solutions. The enduring strength of the Scholastic brand and our iconic book properties also continue to drive interest from top tier production and entertainment companies. We are particularly excited about the upcoming April theatrical release of The Bad GuysTM movie from Dreamworks® and our live action Goosebumps® series which was greenlit for Disney+TM."

"Operationally, we expect to maintain our strong margins through the current fiscal year. In addition to the benefit of previous cost savings initiatives, we will continue to take steps to mitigate risks associated with inflationary cost pressures, supply chain challenges and higher oil prices.”

Revenues

Consolidated revenues increased 24% to $344.5 million in the third quarter versus the prior year period. With schools having returned to in-classroom learning, the school channels drove a majority of the increase with more in-person book fairs and better than expected revenue per fair. The Company’s education offerings also drove higher revenues primarily related to core instructional products and sales of Scholastic Magazines+TM. Education Solutions revenues also increased for the New Worlds Reading Initiative, a five-year agreement with University of Florida’s Lastinger Center for Learning to provide books to Florida students (kindergarten through 5th grade) who are reading below grade level. The Company began fulfilling orders in the current fiscal quarter for the 100,000+ students now enrolled in the program. Higher trade channel revenues were driven by core backlist titles as demand for the Company’s best-selling series continues. Internationally, Canada experienced higher revenues in all channels, UK revenues increased primarily in book fairs and trade channels, and Australia revenues improved as schools began to lift certain restrictions after their summer holiday. Asia markets continued to be negatively impacted by COVID-related shutdowns and recently adopted restrictive regulations in China.

Overall Results

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Operating income (loss)	$(19.5)	$(24.2)	$4.7	19%
Earnings (loss) before taxes	$(19.8)	$(22.0)	$2.2	10%

Operating income (loss) ex. one-times *	$(16.7)	$(11.9)	$(4.8)	(40)%
Earnings (loss) ex. one-times *	$(17.0)	$(9.7)	$(7.3)	(75)%
Adjusted EBITDA*	$5.9	$14.2	$(8.3)	(58)%

* Please refer to the non-GAAP financial tables attached

Excluding one-time items in both periods, operating loss increased $4.8 million and third quarter adjusted EBITDA declined $8.3 million due primarily to higher labor related costs and $6.7 million in non-recurring government wage subsidies received in the prior period. In addition, the prior period benefited from a $3.8 million gain related to the sale of a UK distribution center.

Capital Position and Liquidity

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Net cash provided by operating activities	$36.9	$16.4	$20.5	125%
Additions to property, plant and equipment and prepublication expenditures	(13.5)	(16.0)	2.5	16%
Net proceeds from sale of assets	—	5.1	(5.1)	NM
Free cash flow (use)*	$23.4	$5.5	$17.9	NM

Net debt (cash)*	$(295.2)	$(162.5)	$(132.7)	(82)%

* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

The increase in free cash flow and the higher net cash position versus the prior period was driven primarily by higher cash collections due to improved revenues. This was partially offset by higher inventory purchases to compensate for longer manufacturing and transportation lead times.

The Company distributed $5.2 million in dividends in the third quarter and, to date, has reacquired 498,079 shares of its common stock for $19.8 million in fiscal year transactions. This included a privately negotiated transaction with a related party for 300,000 shares at a 4.2% discount to market prices. The Company expects to continue open market repurchases of its shares for the foreseeable future.

Outlook

In the Children’s Book Publishing and Distribution segment, the Company expects the number of in-person book fairs to continue to trend at 70% of pre-pandemic levels with improved revenue per fair over the same period. In the book clubs channel, having successfully cleared the backlogged orders, the Company expects to see continued strong customer re-engagement. The trade channel is anticipating the benefit of new releases, such as Cat Kid Comic Club® #3: On Purpose by Dav Pilkey, and Colin Kaepernick's I Color Myself Different. The Company’s media group has a robust pipeline that should favorably impact future fiscal year periods. Scholastic is continuously looking to grow the publishing program by attracting talented and diverse creators, building and acquiring intellectual properties and, when appropriate, raising awareness of properties by developing on-screen adaptations.

The fourth quarter of the fiscal year is the beginning of the Education Solutions peak selling season. The Company anticipates a strong fourth quarter driven by its comprehensive education offerings, which include both print and digital content. Revenues related to summer reading initiatives are also expected to be robust as educators continue to seek materials to boost student reading levels. Consistent with previous years, the Company will balance fulfillment capacity with customer delivery date expectations, which may shift orders to the first quarter of the next fiscal year. Revenues related to the New Worlds Reading Initiative will continue in the fourth quarter as additional shipments are made to customers. Marketing efforts related to this program will ramp up toward the end of the Florida school year and will likely result in a significant number of books being shipped in the summer months of June and July, which marks the end of the first year of the five-year program. Scholastic Magazines+ has launched pre-orders for fiscal 2023 for the highly anticipated Storyworks® 1, which creates a full line of Storyworks ELA titles for advanced kindergarten and grades 1-6. Internationally, the Company is optimistic that the easing of COVID-related restrictions will benefit the major markets of Canada, UK and Australia and New Zealand, but anticipates that COVID-related issues and recently adopted restrictive regulations in China will result in continued softness in Asia.

Cost pressures for paper, printing, and freight will continue in the fourth quarter as current period inventory, with an associated higher cost of product, is sold. Similarly, the Company expects higher labor costs due to continuing inflationary pressures. Additionally, rising fuel costs will impact the business, primarily related to the delivery of book fairs where the Company manages its own distribution fleet. The Company is taking all available actions to mitigate higher costs and identify further opportunities for incremental cost savings, including process improvements and automation, proactive resource allocation, book fair vehicle route optimization, vendor diversification, product rationalization and pricing, as well as the benefits of cross divisional collaborations.

Segment Results

All comparisons detailed in this section refer to operating results for the third quarter ended February 28, 2022 versus the third quarter ended February 28, 2021.

Children’s Book Publishing and Distribution (CBP&D)

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenues
Books Clubs	$40.5	$35.1	$5.4	15%
Book Fairs	76.0	27.0	49.0	181%
Trade	84.5	80.8	3.7	5%
Total Revenue	$201.0	$142.9	$58.1	41%
Operating income (loss)	5.0	(7.6)	12.6	166%
Operating income (loss) ex. one-time items*	5.0	(4.7)
* Please refer to the non-GAAP financial tables attached

Third quarter segment revenues were $201.0 million, an increase of $58.1 million, or 41%, versus the prior year period, primarily driven by the book fairs channel where the number of fairs continue to approximate 70% of the fairs held during the pre-COVID third quarter of fiscal 2020. Revenue per fair increased compared with the prior year period and is favorable to pre-pandemic levels, driven in part by improved fair type prioritization and data analytics resulting in enhanced marketing initiatives. Book clubs revenues include the processing of backlog orders from the previous quarter. Trade sales remain strong as the Company’s series publishing such as Wings of FireTM, The Baby-sitters Club® GraphixTM and Baby-sitters Little Sisters® GraphixTM, and Five Nights at Freddy’sTM continue to resonate with young readers.

Education Solutions

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenue	$77.2	$66.3	$10.9	16%
Operating income (loss)	13.1	9.7	3.4	35%
Operating income (loss) ex. one-time items*	13.1	9.7
* Please refer to the non-GAAP financial tables attached

Third quarter segment revenues were $77.2 million, an increase of $10.9 million, or 16%, compared with the same prior year period. $5.7 million of the revenue increase was driven by a sponsored program sale related to the New Worlds Reading Initiative, a five-year agreement with the State of Florida and the University of Florida Lastinger Center for Learning. In addition, revenues for education product offerings increased $4.7 million primarily related to core instructional products such as Scholastic Bookroom, Scholastic EdgeTM and Guided Reading and revenues related to the Scholastic Magazines+ increased $3.4 million, which was partially offset by a $1.9 million decrease in revenues primarily related to teaching resources products which performed well during the prior year’s virtual school environment.

International

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenue	$66.3	$68.3	$(2.0)	(3)%
Operating income (loss)	(5.0)	(1.0)	(4.0)	NM
Operating income (loss) ex. one-time items*	(4.6)	(0.8)
* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Third quarter segment revenues were $66.3 million, a decrease of $2.0 million, or 3%, compared with the same prior year period. In local currency, revenues decreased $0.4 million, coupled with a $1.6 million unfavorable impact from foreign exchange. The Company’s Asia markets continue to be impacted by COVID restrictions and recently adopted restrictive regulations in China resulting in a decrease in local currency revenues of $3.7 million. This was offset by improved performance in the Company’s major markets of $3.7 million. Local currency revenues in Canada increased $3.0 million, driven by improvement in all sales channels, especially book fairs and trade channels. Local currency revenues in the UK increased $0.4 million driven by the book fairs channel. Australia and New Zealand local currency revenues increased $0.3 million as these markets have been slower to lift restrictions resulting in continued school channel disruptions. Revenues in the export channel decreased $0.4 million. Prior year operating income included the benefit of $2.1 million in non-recurring COVID-related government subsidies.

Overhead

In $ millions	Third Quarter		Change
	Fiscal 2022	Fiscal 2021	$	%
Overhead expense	$32.6	$25.3	$7.3	29%
Overhead expense ex. one-time items*	30.2	16.1
* Please refer to the non-GAAP financial tables attached

Third quarter overhead expenses were $32.6 million, an increase of $7.3 million, or 29%, compared with the same prior year period due to higher unallocated costs of $7.6 million driven by increased employee-related expenses at the Company’s Jefferson City, Missouri distribution facility.

Fiscal Year-To-Date 2022 Review

In $ millions	Year-To-Date		Change
	Fiscal 2022	Fiscal 2021	$	%
Revenues	$1,128.5	$898.9	$229.6	26%

Operating income (loss)	$31.9	$(32.4)	$64.3	198%
One-time items	(0.5)	29.8
Operating income (loss), ex. one-time items*	$31.4	$(2.6)	$34.0	NM
* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Year-To-Date Results

For the first nine months of fiscal 2022, revenue was $1,128.5 million, compared with $898.9 million in the same prior year period, an increase of $229.6 million, or 26%. The Company reported earnings per diluted share in the first nine months of the fiscal year of $0.80, versus a net loss per diluted share of $0.54 a year ago. Excluding one-time items of $0.01 and $0.65 per diluted share, respectively, the Company reported earnings per diluted share of $0.80 in the first nine months of fiscal 2022 versus earnings per diluted share of $0.11 in the prior year period. The favorable results are mainly attributable to the recovery of the U.S. book fairs business, continued growth in the trade channel and higher sales of the Company’s educational offerings.

Adjusted EBITDA (as defined) for the first nine months of fiscal 2022 was $106.6 million, compared with $76.0 million in the first nine months of fiscal 2021, an increase of $30.6 million, or 40%.

Net cash provided by operating activities was $178.5 million in the first nine months of the current fiscal year compared to net cash provided by operating activities of $36.5 million in the same period last year. The Company had free cash flow (as defined) of $147.9 million in the current fiscal year-to-date, compared with free cash flow of $1.5 million in the same prior year period. The current year-to-date's free cash flow includes $28.0 million in capital expenditures and $13.0 million in net prepublication spend. The $146.4 million free cash flow improvement reflects revenue improvements from the school-based channels coupled with ongoing cost savings initiatives as well as a first quarter tax refund.

Dividends

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company’s Class A and Common Stock for the fourth quarter of fiscal 2022. The dividend is payable on June 15, 2022 to shareholders of record as of the close of business on April 29, 2022.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, March 17, 2022. Peter Warwick, Scholastic’s President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 8594653. The recording will be available through Friday, March 25, 2022.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities, school administrators, or suppliers or customers which may curtail or otherwise adversely affect certain of the Company’s business operations, and the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Nine months ended
	02/28/22	02/28/21	02/28/22	02/28/21
Revenues	$344.5	$277.5	$1,128.5	$898.9
Operating costs and expenses:
Cost of goods sold	169.6	135.9	540.9	440.6
Selling, general and administrative expenses (1)	180.8	140.2	512.7	433.8
Depreciation and amortization	13.6	14.7	43.0	46.0
Asset impairments and write downs (2)	—	10.9	—	10.9
Total operating costs and expenses	364.0	301.7	1,096.6	931.3
Operating income (loss)	(19.5)	(24.2)	31.9	(32.4)
Interest income (expense), net	(0.4)	(1.7)	(2.2)	(4.1)
Other components of net periodic benefit (cost)	0.1	0.1	0.1	(0.1)
Gain (loss) on sale of assets and other (3)	—	3.8	6.2	10.4
Earnings (loss) before income taxes	(19.8)	(22.0)	36.0	(26.2)
Provision (benefit) for income taxes (4)	(4.7)	(8.0)	7.1	(7.6)
Net income (loss)	(15.1)	(14.0)	28.9	(18.6)
Less: Net income (loss) attributable to noncontrolling interest	0.2	(0.1)	0.1	0.0
Net income (loss) attributable to Scholastic Corporation	$(15.3)	$(13.9)	$28.8	$(18.6)
Basic and diluted earnings (loss) per share of Class A and Common Stock (5)
Basic	$(0.44)	$(0.41)	$0.83	$(0.54)
Diluted	$(0.44)	$(0.41)	$0.80	$(0.54)
Basic weighted average shares outstanding	34,577	34,348	34,576	34,316
Diluted weighted average shares outstanding	35,761	34,687	35,605	34,490

(1) In the three and nine months ended February 28, 2022, the Company recognized pretax severance and related charges of $2.5 and $5.7, respectively, and branch consolidation costs of $0.3 and $0.4, respectively. In the nine months ended February 28, 2022, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021. In the three and nine months ended February 28, 2021, the Company recognized pretax severance of $0.8 and $18.0, respectively, and branch consolidation costs of $0.6 and $0.9, respectively.

(2) In the three and nine months ended February 28, 2021, the Company recognized pretax asset impairments of $8.5 related to its plan to cease use of certain leased office space in New York City and consolidate into its company-owned New York headquarters building and $2.4 related to its plan to permanently close 12 of its 54 book fair warehouses in the U.S. as part of a branch consolidation project.

(3) In the nine months ended February 28, 2022, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2. In the three and nine months ended February 28, 2021, the Company recognized pretax gain on the sale of its UK distribution center located in Southam of $3.8. In the nine months ended February 28, 2021, the Company recognized pretax gain on the sale of its Danbury facility of $6.6.

(4) In the three and nine months ended February 28, 2022, the Company recognized a benefit of $0.7 and a provision of $0.2, respectively, for income taxes in respect to one-time pretax items. In the three and nine months ended February 28, 2021, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $3.2 and $7.5, respectively.

(5) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Nine months ended		Change
	02/28/22	02/28/21	$	%	02/28/22	02/28/21	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$40.5	$35.1	$5.4	15%	$99.2	$107.9	$(8.7)	(8)%
Book Fairs	76.0	27.0	49.0	181%	268.2	87.9	180.3	NM
Consolidated Trade	84.5	80.8	3.7	5%	301.9	283.4	18.5	7%
Total Revenues	201.0	142.9	58.1	41%	669.3	479.2	190.1	40%
Operating income (loss)	5.0	(7.6)	12.6	166%	68.5	(1.2)	69.7	NM
Operating margin	2.5%	—%			10.2%	—%

Education Solutions
Revenues	77.2	66.3	10.9	16%	236.8	187.4	49.4	26%
Operating income (loss)	13.1	9.7	3.4	35%	36.0	17.6	18.4	105%
Operating margin	17.0%	14.6%			15.2%	9.4%

International
Revenues	66.3	68.3	(2.0)	(3)%	222.4	232.3	(9.9)	(4)%
Operating income (loss)	(5.0)	(1.0)	(4.0)	NM	2.0	21.7	(19.7)	(91)%
Operating margin	—%	—%			0.9%	9.3%

Overhead expense	32.6	25.3	7.3	29%	74.6	70.5	4.1	6%
Operating income (loss)	$(19.5)	$(24.2)	$4.7	19%	$31.9	$(32.4)	$64.3	198%
NM - Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	02/28/22	02/28/21
Cash and cash equivalents	$308.9	$353.2
Accounts receivable, net	287.7	238.0
Inventories, net	299.4	304.8
Accounts payable	173.4	134.3
Accrued royalties	84.2	77.6
Lines of credit and current portion of long-term debt	13.7	190.7
Long-term debt	—	—
Total debt	13.7	190.7
Net debt (cash) (1)	(295.2)	(162.5)
Total stockholders’ equity	1,185.3	1,176.8

Selected Cash Flow Items
	Three months ended		Nine months ended
	02/28/22	02/28/21	02/28/22	02/28/21
Net cash provided by (used in) operating activities	$36.9	$16.4	$178.5	$36.5
Add:
Net proceeds from sale of assets	—	5.1	10.4	17.4
Less:
Additions to property, plant and equipment	9.2	10.9	28.0	37.1
Prepublication expenditures	4.3	5.1	13.0	15.3
Free cash flow (use) (2)	$23.4	$5.5	$147.9	$1.5

(1) Net debt (cash) is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	02/28/2022			02/28/2021
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items

Diluted earnings (loss) per share (1)	$(0.44)	$0.06	$(0.38)	$(0.41)	$0.26	$(0.14)

Net income (loss) (2)	$(15.3)	$2.1	$(13.2)	$(13.9)	$9.1	$(4.8)

Children’s Book Publishing and Distribution (3)	$5.0	$—	$5.0	$(7.6)	$2.9	$(4.7)
Education Solutions	13.1	—	13.1	9.7	—	9.7
International (4)	(5.0)	0.4	(4.6)	(1.0)	0.2	(0.8)
Overhead (5)	(32.6)	2.4	(30.2)	(25.3)	9.2	(16.1)
Operating income (loss)	$(19.5)	$2.8	$(16.7)	$(24.2)	$12.3	$(11.9)

	Nine months ended
	02/28/2022			02/28/2021
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items

Diluted earnings (loss) per share (1)	$0.80	$(0.01)	$0.80	$(0.54)	$0.65	$0.11

Net income (loss) (2)	$28.8	$(0.3)	$28.5	$(18.6)	$22.3	$3.7

Children’s Book Publishing and Distribution (3)	$68.5	$—	$68.5	$(1.2)	$2.9	$1.7
Education Solutions	36.0	—	36.0	17.6	—	17.6
International (4)	2.0	1.1	3.1	21.7	2.8	24.5
Overhead (5)	(74.6)	(1.6)	(76.2)	(70.5)	24.1	(46.4)
Operating income (loss)	$31.9	$(0.5)	$31.4	$(32.4)	$29.8	$(2.6)

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2) In the three and nine months ended February 28, 2022, the Company recognized a benefit of $0.7 and a provision of $0.2, respectively, for income taxes in respect to one-time pretax items. In the three and nine months ended February 28, 2021, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $3.2 and $7.5, respectively.

(3) In the three and nine months ended February 28, 2021, the Company recognized pretax asset impairment of $2.4 and branch consolidation costs of $0.5 related to its plan to permanently close 12 out of its 54 book fair warehouses in the U.S.

(4) In the three and nine months ended February 28, 2022, the Company recognized pretax severance of $0.1 and $0.7, respectively, and branch consolidation costs of $0.3 and $0.4, respectively. In the three and nine months ended February 28, 2021, the Company recognized pretax severance of $0.2 and $2.5, respectively, and branch consolidation costs of $0.0 and $0.3, respectively.

(5) In the three and nine months ended February 28, 2022, the Company recognized pretax severance and related charges of $2.4 and $5.0, respectively. In the nine months ended February 28, 2022, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021. In the three and nine months ended February 28, 2021, the Company recognized pretax severance of $0.6 and $15.5, respectively, and pretax asset impairment charges of $8.5 and branch consolidation costs of $0.1 related to its plan to cease use of certain leased office space and consolidate into its company-owned New York headquarters building.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	02/28/22	02/28/21
Earnings (loss) before income taxes as reported	$(19.8)	$(22.0)
One-time items before income taxes	2.8	12.3
Earnings (loss) before income taxes excluding one-time items	(17.0)	(9.7)
Interest (income) expense	0.4	1.7
Depreciation and amortization (1)	16.1	15.9
Amortization of prepublication costs	6.4	6.3
Adjusted EBITDA (2)	$5.9	$14.2

	Nine months ended
	02/28/22	02/28/21
Earnings (loss) before income taxes as reported	$36.0	$(26.2)
One-time items before income taxes	(0.5)	29.8
Earnings (loss) before income taxes excluding one-time items	35.5	3.6
Interest (income) expense	2.2	4.1
Depreciation and amortization (1)	49.0	49.3
Amortization of prepublication costs	19.9	19.0
Adjusted EBITDA (2)	$106.6	$76.0

(1) For the three and nine months ended February 28, 2022, amounts include depreciation of $1.0 and $2.9, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.3, respectively, and amortization of capitalized cloud software of $1.5 and $2.8, respectively, recognized in selling, general and administrative expenses. For the three and nine months ended February 28, 2021, amounts include depreciation of $0.8 and $2.4, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.2 and $0.4, respectively, and amortization of capitalized cloud software of $0.2 and $0.5, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Contact: Scholastic Corporation

Investors: Paul Hukkanen, (212) 343-6741 investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com
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